Netcapital Announces Appointment of Arnie Scott to Board of Directors

New director deeply skilled in start-up businesses, venture capital, business strategy, executive management, and entrepreneurship.

BOSTON, MA – December 9, 2022 – Netcapital Inc. (Nasdaq: NCPL, NCPLW) (the "Company"), a digital private capital markets ecosystem, today announced the appointment of Arnold D. Scott to its board of directors, effective December 8, 2022. Mr. Scott will serve on the compensation, nominating, and audit committees.

Dr. Cecilia Lenk, Netcapital Inc. CEO, commented, "It's a pleasure to welcome Arnie to our board of directors. Arnie has been involved in Netcapital as an investor and advisor since our inception. He is an accomplished business leader and corporate governance expert with 15 years of experience as a director and chair on various corporate and advisory boards. He is deeply skilled in start-up businesses, venture capital, business strategy, executive management, and entrepreneurship, all of which are fundamental to the services we offer in private capital markets and strategic advisory."

As an active participant in the angel investing community of greater Boston for more than ten years, Mr.Scott currently serves as a founding member of the Private Directors Association. Previously, he has served as a member of the board of trustees of Alderson Broaddus University, and as vice chairman of First Commons Bank, chairman of Asset Link International, and director for Sevo Nutraceuticals, Pneuron Corp., and Hub Management Co. He has also served on a number of advisory boards including Vestmark, Successimo, ai Resources, and The Capital Network.

Mr. Scott served for over 30 years at MFS Investment Management, retiring as senior executive vice president in 2001.

About Netcapital Inc.

Netcapital Inc. is a fintech company with a scalable technology platform that allows private companies to raise capital online and provides private equity investment opportunities to investors. The company's consulting group, Netcapital Advisors, provides marketing and strategic advice and takes equity positions in select companies with disruptive technologies. The Netcapital funding portal is registered with the U.S. Securities & Exchange Commission (SEC) and is a member of the Financial Industry Regulatory Authority (FINRA), a registered national securities association.

The information contained herein includes forward-looking statements. These statements relate to future events or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from

any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Investor Contact

800-460-0815
ir@netcapital.com

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